For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Announces Full Year and Fourth Quarter 2006 Financial
Results and Provides 2007 Financial Guidance
Company Announces 30% ViaCord Sales Growth Quarter Over Quarter
Company Expects to Become Cash Flow Positive in First Half of 2008
Cambridge, MA (February 27, 2007) — ViaCell, Inc. (Nasdaq: VIAC) today reported financial results for the fourth quarter and twelve months ending December 31, 2006. Fourth quarter 2006 financial highlights are:
•	Sales of the ViaCord® product offering for the preservation and storage of umbilical cord blood were $14.4 million, representing a 30% increase over the fourth quarter of 2005;

•	Operating expenses were $19.5 million;

•	Net loss was $4.6 million, or $0.12 per share;

•	Cash, cash equivalents and investments amounted to $51.2 million at year-end.
“In 2006 we made important strategic investments in our reproductive health business, resulting in substantial growth in sales of our ViaCord product offering,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell. “We plan to continue to deliver growth in 2007 in our reproductive health business and advance the development of our ViaCyte product candidate and cord blood-derived cardiac program. Given our guidance on anticipated ViaCord sales growth, coupled with our decision not to advance the CB001 program, we expect to become cash flow positive in the first half of 2008.”
Sales of ViaCord were $14.4 million for the fourth quarter of 2006, which represents an increase of $3.3 million, or 30%, over the same period in 2005. ViaCord sales grew 28% in the second half of 2006 compared to the second half of 2005. For the twelve months ended December 31, 2006, ViaCord sales totaled $54.1 million, a 24% increase, compared to sales of $43.8 million for the twelve months ended December 31, 2005.
Total operating expenses in the three and twelve months ended December 31, 2006 were $19.5 million and $78.8 million, respectively, compared to $16.1 million and $61.0 million for the three and twelve months ended December 31, 2005.
•	Cost of processing and storage revenues for the fourth quarter of 2006 were $2.5 million compared to cost of processing and storage revenues of $2.1 million for the fourth quarter of 2005. Cost of processing and storage revenues for the twelve months ended December 31, 2006 were $10.3 million compared to cost of processing and storage revenues of $8.3 million in 2005.

•	Research and development expenses for the fourth quarter of 2006 were $3.3 million compared to research and development expenses of $3.6 million for the fourth quarter of 2005. Research and development expenses for the twelve months ended December 31, 2006 were $14.0 million compared to research and development expenses of $13.7 million in 2005. Research and development expenses reflect costs related to the CB001 trial and ongoing costs of preclinical testing of ViaCell’s therapeutic product candidates as well as expenses related to ViaCyteSM, ViaCell’s product candidate being studied for its potential to broaden reproductive options for women through the cryopreservation of oocytes.

ViaCell Reports 2006 Financial Results, Page 2

•	Sales and marketing expenses for the fourth quarter of 2006 were $9.3 million compared to sales and marketing expenses of $7.0 million in the fourth quarter of 2005. Sales and marketing expenses for the twelve months ended December 31, 2006 were $37.2 million compared to sales and marketing expenses of $24.9 million in 2005. The higher sales and marketing expenses were a result of increased spending to drive ViaCord sales growth.

•	General and administrative expenses for the fourth quarter of 2006 were $4.4 million compared to general and administrative expenses of $3.4 million in the fourth quarter of 2005. General and administrative expenses for the twelve months ended December 31, 2006 were $18.5 million compared to general and administrative expenses of $13.8 million in 2005. The increase relates primarily to the cost of additional infrastructure and other costs associated with Sarbanes-Oxley compliance, costs related to the Company’s growing commercial business and higher stock-based compensation expense following the adoption of SFAS 123(R).
The net loss attributable to common stockholders for the fourth quarter of 2006 was $4.6 million, or $0.12 per share, compared to a net loss attributable to common stockholders of $4.0 million, or $0.10 per share, for the corresponding period in 2005. The net loss attributable to common stockholders for the twelve months ended December 31, 2006 was $21.0 million, or $0.55 per share, compared to a net loss attributable to common stockholders of $15.7 million, or $0.44 per share, for the corresponding period in 2005.
As of December 31, 2006, ViaCell had $51.2 million in cash, cash equivalents, and investments as compared to $60.5 million at December 31, 2005.
2007 Financial Guidance
ViaCell expects annual sales of ViaCord in 2007 to be in the range of $69 million to $71 million. The Company expects its sales growth in the first half of 2007 to be consistent with its growth in 2006 compared to 2005. The Company believes its ViaCord sales growth will be driven by the impact of its 2006 field sales expansion as well as its new marketing program with Mothers Work, Inc. ViaCell expects to see the benefit of this new marketing program beginning mid-year 2007. The Company expects net loss per share for the year ending December 31, 2007 to be in the range of $0.46 to $0.50 per share. This includes charges for stock-based compensation expense that are expected to be $0.09 to $0.10 per share for the year ending December 31, 2007. ViaCell expects to turn cash flow positive in the first half of 2008. The Company expects to utilize approximately $12 million to $15 million of cash prior to achieving positive cash flow.
2006 Highlights
In 2006, ViaCell realized several accomplishments to support future growth and advancement of its business. The following is a summary of selected 2006 and recent highlights.
•	Investments to drive future growth. ViaCell completed a commercial expansion in the second quarter of 2006 to support an acceleration of ViaCord sales growth. ViaCell also expanded its reproductive health management team in the second quarter of 2006 with the appointment of Jim Corbett to the position of President, ViaCell Reproductive Health.

•	Innovation to differentiate ViaCord. ViaCell launched the first and only FDA-approved sterile field collection bag, Cell Sentinel™, as part of the ViaCord collection kit in 2006. Pall Corporation and ViaCell collaborated on the development and design of the new collection bag. The Cell Sentinel bag is important to customers in cesarean section deliveries which represent approximately 30% of all U.S. births.

•	Leading provider of related cord blood stem cells for directed transplantation. In 2006, ViaCell signed an agreement with Children’s Hospital Oakland Research Institute (CHORI) to combine the companies’ directed transplant programs for sibling donor cord blood. ViaCell believes the combined programs establish it as a leading provider of related cord blood stem cells for directed transplantation with over 90 cords used in transplantation.

ViaCell Reports 2006 Financial Results, Page 3

•	Related transplant outcomes favorable to unrelated outcomes. In May 2006, the Company reported patient outcomes for transplants from 19 cord blood units previously preserved at its ViaCord processing facility at the 12th Annual Meeting of the International Society for Cellular Therapy (ISCT).

•	Marketing agreement with largest maternity retailer. In January 2007, ViaCell commenced a marketing agreement with Mothers Work, Inc. Under the agreement, Mothers Work granted ViaCell an exclusive three year license within the field of preserving stem cells from cord blood and other sources to market directly to Mothers Work customers who agree to permit disclosure of their data and information. ViaCell expects the agreement will provide it with access to more than two million expecting parents annually.

•	Automation to meet future demands. In the first quarter of 2007, ViaCell implemented the first FDA-cleared system for cord blood processing at its ViaCord Processing Laboratory. The technology is expected to allow the Company to continue offering families a high quality product with the efficiency required to meet anticipated demand for ViaCord.

•	Greater than 100,000 units stored. The Company achieved a significant milestone during the second quarter of 2006 when it passed the 100,000 unit mark of customers preserving cord blood units with ViaCord.

•	Clinical trial to preserve fertility planned. In 2006, ViaCell received conditional approval from the FDA on its Investigational Device Exemption (IDE) for ViaCyte, an investigational product candidate for the cryopreservation and thawing of human oocytes for use during assisted reproductive therapy. The Company expects to commence its pivotal trial in the first quarter of 2007 to evaluate the safety and efficacy of ViaCyte.

•	Leader in manufacturing to produce ViaCyte media. In February 2007, ViaCell announced that Invitrogen Corporation will be manufacturing its ViaCyte media for use in the pivotal clinical trial.

•	CB001 top-line data reported. In 2006, ViaCell completed its Phase I clinical trial evaluating CB001, its investigational cord blood stem cell product for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In February 2007, ViaCell reported results of the Phase I study, and made the decision not to advance CB001 in future clinical trials.

•	Cardiac agreement with Centocor. In 2006, ViaCell entered into a research collaboration agreement with the Stem Cell Internal Venture of Centocor Research and Development to evaluate, in preclinical studies, ViaCell’s cord blood-derived multi-potent stem cells delivered using Cordis Corporation’s NOGA XP delivery system as a potential treatment for cardiac disease.
2007 Product and Program Goals
•	Realize full year impact of commercial investments. The Company expects to realize the full benefit of the 2006 sales force expansion in 2007 and expects to see the benefit of its new marketing program with Mothers Work beginning mid-year 2007.

•	Leverage reproductive health business. ViaCell is focused on expanding its reproductive health pipeline with new product and partnership opportunities.

•	Advance ViaCyte program. The Company expects to continue to move the ViaCyte pivotal trial forward in 2007. Approximately 300 women are expected to enroll. ViaCell expects to commence the study in the first quarter of 2007 and expects it to be completed in 2009.

ViaCell Reports 2006 Financial Results, Page 4
•	Progress cardiac program. In 2007, ViaCell, together with Centocor, expects to generate additional preclinical data evaluating the delivery of ViaCell’s proprietary unrestricted somatic stem cell from umbilical cord blood with the Cordis Corporation NOGA XP device to the heart. The Company expects that data from this preclinical testing, if positive, will provide evidence to support advancement of the program into clinical trials.

•	Expand use of cord blood. ViaCell believes there is substantial value to be realized through umbilical cord blood stem cells. The Company expects to continue to evaluate scientific advancements internally and through academia and industry to potentially increase the use of cord blood in transplant medicine.
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, February 27, 2007, at 10:00 a.m. Eastern Time to discuss its 2006 financial results and provide financial guidance for 2007. To participate by telephone, dial (913) 981-4903. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning February 27, 2007 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 7884885. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell
ViaCell, Inc. is a biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company markets ViaCord®, a product offering through which families can preserve their baby’s umbilical cord blood at the time of birth for possible future medical use in treating over 40 diseases including certain blood cancers and genetic diseases. ViaCell also conducts research and development to investigate other potential therapeutic uses of umbilical cord blood-derived and adult stem cells and on technology for expanding populations of these cells. ViaCell’s pipeline is focused in the areas of cancer, cardiac disease, diabetes and fertility. For more information about ViaCell, visit our website at http://www.viacellinc.com.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business, estimated charges for stock-based compensation, estimated net loss per share, forecasts for utilization of cash and achieving positive cash flow and plans for its development programs. These statements are based on management’s current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. For example, the Company’s financial performance and its ability to achieve its expectations for growth and stated financial goals may be negatively affected by the impact of competition in the umbilical cord preservation industry, any changes in market acceptance for private cord blood banking, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any further impact of a third party’s dispute with Mothers Work related to the rights granted to the Company, including if a court were to vacate the arbitrator’s decision in the dispute in favor of Mothers Work, any unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company or others in the industry, and by fluctuations in the level and timing of expenses, including as a result of difficulties or delays in the development of the Company’s product candidates, new licensing deals, collaborations, or other strategic efforts, adverse developments related to pending litigation or other disputes, or any other unexpected events. The development of product candidates and product offerings like those being developed by ViaCell involves a high degree of risk. The success of the Company’s development programs and the potential for new products could be negatively impacted by a number of factors, including new data regarding the safety or efficacy of the Company’s product candidates or offerings, unexpected delays, technical or intellectual property hurdles, manufacturing issues or delays, or unexpected concerns or requirements raised by regulatory authorities, institutional review boards or clinical trial sites. The Company’s long-term financial performance and growth is dependent on the Company’s ability to bring new products to the marketplace. Currently, most of the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
- Financial Tables to Follow -

ViaCell Reports 2006 Financial Results, Page 5
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Processing and storage revenues	$14,371	$11,057	$54,136	$43,775
Grant revenues	(231)	173	290	668

Total revenues	14,140	11,230	54,426	44,443
Operating expenses:
Cost of processing and storage revenues	2,496	2,147	10,253	8,298
Research and development	3,288	3,580	13,984	13,653
Sales and marketing	9,336	6,960	37,154	24,909
General and administrative	4,401	3,402	18,525	13,835
Restructuring	—	11	(1,070)	305

Total operating expenses (Note 1)	19,521	16,100	78,846	61,000

Loss from operations	(5,381)	(4,870)	(24,420)	(16,557)
Interest income (expense):
Interest income	787	912	3,141	2,216
Interest expense	(1)	(30)	(51)	(336)

Total interest income, net	786	882	3,090	1,880
Loss before cumulative effect of change in accounting principle	(4,595)	(3,988)	(21,330)	(14,677)
Cumulative effect of change in accounting principle (Note 2)	—	—	283	—

Net loss	(4,595)	(3,988)	(21,047)	(14,677)
Accretion on redeemable convertible preferred stock	—	—	—	(986)

Net loss attributable to common stockholders	$(4,595)	$(3,988)	$(21,047)	$(15,663)

Net loss per share:
Net loss per common share, basic and diluted	$(0.12)	$(0.10)	$(0.55)	$(0.44)
Weighted average shares used in basic and diluted net loss per share computation	38,471	38,088	38,377	35,777
Pro forma net loss per common share, basic and diluted (Note 3)	$(0.12)	$(0.10)	$(0.55)	$(0.39)
Weighted average shares used in pro forma basic and diluted net loss per share computation	38,471	38,088	38,377	37,211
Note 1: The following table presents stock-based compensation expense included in the Company’s unaudited consolidated statements of operations (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Cost of processing and storage revenues	$18	$5	$67	$20
Research and development	121	100	446	294
Sales and marketing	82	43	282	207
General and administrative	589	198	2,300	1,642

Total stock-based compensation expense	$810	$346	$3,095	$2,163

Note 2: The requirement of Statement of Financial Accounting Standards No. 123R (FAS 123R) to estimate future forfeitures resulted in a cumulative benefit of $283,000 in the three months ended March 31, 2006 from the adoption of FAS 123R related to estimating forfeitures rather than recording the benefit of the forfeitures as they occur.

ViaCell Reports 2006 Financial Results, Page 6
Note 3: The non-GAAP financial measure of pro forma basic and diluted net loss per common share presented below for the year ended December 31, 2005 is utilized by ViaCell’s management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported.
Reconciliation of GAAP Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted Net Loss Per Common Share (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net loss attributable to common stockholders	$(4,595)	$(3,988)	$(21,047)	$(15,663)
Accretion on redeemable convertible preferred stock	—	—	—	986

Pro forma net loss attributable to common stockholders	$(4,595)	$(3,988)	$(21,047)	$(14,677)

Weighted average shares used in basic and diluted net loss per share calculation	38,471	38,088	38,377	35,777
Increase in weighted average common shares outstanding assuming conversion of preferred stock at January 1	—	—	—	1,434

Weighted average shares used in pro forma basic and diluted net loss per share calculation	38,471	38,088	38,377	37,211

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005
Cash, cash equivalents and investments	$51,245	$60,544
Accounts receivable, net	12,616	13,736
Other current assets	2,008	2,841
Property & equipment, net	8,376	8,702
Intangible assets, net	6,242	6,444
Other assets	1,795	1,963

Total assets	$82,282	$94,230

Current liabilities	17,865	16,176
Deferred revenue & rent	17,918	13,805
Contingent purchase price	8,155	8,155
Long-term debt	27	84
Stockholders’ equity	38,317	56,010

Total liabilities and stockholders’ equity	$82,282	$94,230

ViaCell® and ViaCord® are federally registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc. Cell Sentinel™ is a trademark of Pall Corporation.
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